Exhibit 10.5

Portions of this exhibit, indicated by [***], have been omitted in accordance with Item 601(b)(10)(iv) of Regulation S-K. The omitted information is (i) not material and (ii) treated by the registrant as private or confidential.
PERFORMANCE STOCK UNIT
AWARD AGREEMENT
Participant:
Award Number:
Plan:    2025 Management Incentive Compensation Plan
Award Type:    Performance Stock Units
Grant Date:
Total Units Granted:
Dear [ ● ]:
I am pleased to inform you that Wolfspeed, Inc. (the “Company”) has awarded you Performance Stock Units (the “Performance Stock Units” or “PSUs”) to you effective as of the “Grant Date.” The Performance Stock Units are subject to and governed by the terms of the Wolfspeed, Inc. 2025 Management Incentive Compensation Plan (the “2025 Plan”), the terms of the Company severance plan applicable to you (the “Severance Plan”), and the terms of this Performance Stock Unit Award Agreement (this “Agreement”). Each Performance Stock Unit represents the right to receive up to two (2) shares of the Company’s common stock (the “Shares”), as adjusted from time to time pursuant to the 2025 Plan, subject to vesting and other conditions set forth in this Agreement (as described below).
Subject to the terms and conditions set forth in this Agreement and the Severance Plan, as applicable, you are eligible to earn (i) 50% of the Performance Stock Units based on the Company’s Relative TSR to the Peer Group over the Performance Period, (ii) 25% of the Performance Stock Units based on the Company’s Revenue over the Performance Period, and (iii) 25% of the Performance Stock Units based on the Company’s LFCF over the Performance Period.
The number of Shares to be issued per Performance Stock Unit (the “Payout Level”) will be calculated (and if applicable, multiplied) based on Relative TSR, Revenue, and LFCF over the Performance Period as set forth in the applicable schedule below:

Relative TSR Schedule:

Relative TSR over the Performance Period	Relative TSR Payout Level
85th Percentile or above	2.0
55th Percentile	1.0
30th Percentile	0.5
Below 30th Percentile	0.0

Revenue Schedule:

Revenue over the Performance Period	Revenue Payout Level
[***]	2.0
[***]	1.0
[***]	0.5
Below [***]	0.0

LFCF Schedule:

LFCF over the Performance Period	LFCF Payout Level
[***]	2.0
[***]	1.0
[***]	0.5
Below [***]	0.0

Linear interpolation shall be used to determine the Payout Level for performance that falls between two rows in the tables above (provided that the Payout Level for (i) performance below the 30th percentile for the Relative TSR measure will be 0, (ii) Revenue below [***] for the Revenue measure will be 0, (iii) LFCF below [***] for the LFCF measure will be 0, (iv) performance at or above the 85th percentile for the Relative TSR measure will be capped at 2, (v) Revenue at or above [***] for the Revenue measure will be capped at 2, and (vi) LFCF at or above [***] for the LFCF measure will be capped at 2). The calculation of the number of Shares to be issued will be rounded down to the nearest whole number of Shares as necessary. Achievement by inorganic means will be included in all performance calculations.
For the purposes of this Agreement, the following terms when capitalized shall have the following meanings:
    Levered Free Cash Flow” or “LFCF” means Free Cash Flow from Operations derived from generally accepted accounting principles (“GAAP”) (which includes debt interest payments and interest receipts) minus the Investing Cash Flow (primarily capital expenditures). Further adjusted for “one time” items which do not structurally improve the LFCF (e.g., a one-time tax credit or a one-time tax payment hitting the cashflow) as well as for out of the ordinary course of business, board-approved capital expenditures. The Committee shall have the authority to adjust targets and/or results to the extent it determines it is necessary or appropriate to reflect any extraordinary items that are not contemplated as of the date of grant.
“Peer Group” means those companies included in the Russell 3000 Index.
“Performance Period” means for purposes of determining (a) Relative TSR, the period commencing on December 1, 2025 and ending on the earlier of (i) June 30, 2028 or (ii) the consummation of a Change in Control, (b) Revenue, the period commencing on July 1, 2027 and ending on the earlier of (i) June 30, 2028 or (ii) the consummation of a Change in Control, and (c) Levered Free Cash Flow, the period commencing on July 1, 2027 and ending on the earlier of (i) June 30, 2028 or (ii) the consummation of a Change in Control.
“Relative TSR” shall mean the Company’s TSR relative to the TSR of the companies that comprise the Peer Group as of the first day of the Performance Period, expressed as a percentile. In the event any member of the Peer Group is acquired during the Performance Period, such member shall be deemed to have never been a member of the Peer Group for such Performance Period and shall be excluded from the calculation of Relative TSR. For the avoidance of doubt, in the event any member of the Peer Group experiences a bankruptcy during a Performance Period, such member shall remain in the calculation of Relative TSR.
“Revenue” means the Company’s gross revenue for fiscal year ending June 30, 2028, and including any revenue generated from inorganic growth as determined in accordance with GAAP.
“TSR” means the compound annual total shareholder return of the Company (or of a company in the Peer Group, as applicable), as measured by the change in the price of a Share (or the publicly traded securities of a company in the Peer Group, as applicable) over the Performance Period (positive or negative), calculated based on the 45-day VWAP on the first day of the applicable Performance Period as the beginning share price, and the 45-day VWAP on the last day of the applicable Performance Period as the ending share price, and assuming dividends (if any) are reinvested based on the price of a share of common stock (or the publicly traded securities of a company in the Peer Group, as applicable) in accordance with the “gross” or “total” return methodology as defined by S&P Dow Jones.
“Vesting Date” means the last day of the applicable Performance Period.
“Volume Weighted Average Price (“VWAP”),” with respect to a company, shall mean the trailing 45 trading day volume weighted average trading price of a company’s shares on the principal exchange on which such shares are then traded, as reported by the applicable principal exchange on which such company’s shares are listed or quoted, or by such other authoritative source as the Committee may determine.

As soon as administratively practicable following, or, in the case of a Change in Control, prior to, the end of the Performance Period (the “Determination Date”), the Committee shall determine the Payout Level with respect to Relative TSR, Revenue, and LFCF for the Performance Stock Units. In the event the Payout Level is zero for the applicable measure, then the Performance Stock Units subject to the applicable performance measure shall thereupon be forfeited for no consideration. In the event the Payout Level is greater than zero for the applicable measure, then the Performance Stock Units subject to the applicable performance measure shall become earned as of the Determination Date, and the number of Shares to be issued in accordance with this Agreement shall be determined by (i) multiplying 50% of the Total Units Granted, as set forth above, by the Relative TSR Payout Level, plus (ii) multiplying 25% of the Total Units Granted, as set forth above, by the Revenue Payout Level, plus (iii) multiplying 25% of the Total Units Granted, as set forth above, by the LFCF Payout Level; provided, that in the event the applicable Performance Period never commences or ends as a result of a Change in Control, the applicable Payout Level will be one (1.0). For the avoidance of doubt, in the event that a Change in Control occurs prior to July 1, 2027, the Revenue Payout Level for Performance Stock Units subject to the Revenue metric will be no less than one (1.0) and the LFCF Payout Level for Performance Stock Units subject to the LFCF metric will be no less than one (1.0). If the Company is exceeding the Revenue Payout Level or the LFCF Payout Level for the Performance Stock Units at the time of a Change in Control, linear interpolation shall be used to determine the Payout Level.
As of the date of your death or on the effective date of the determination of your Disability (as defined below) by the Employee Benefits Committee of the Company (the “EBC”) or such other committee as may be designated by the Board of Directors of the Company or a committee thereof, any unvested Performance Stock Units shall be deemed to have vested in full and been achieved at the greater of (a) the target level and (b) the actual performance level (with the date of your death or on the effective date of the determination of your Disability being treated as the ending date for the Performance Period). For purposes of this Agreement, “Disability” will have the meaning given to “LTD Disability” in the Severance Plan. The determination of whether or not you have a Disability will be made by the EBC in good faith in its sole discretion, and such determination shall be conclusive, final and binding upon all parties. The above definition of Disability applies in lieu of the definition of “Disability” set out in the 2025 Plan.
Except as otherwise provided in the terms of the Severance Plan, as applicable, you must be continuously in service with the Company or any Employer or any subsidiary or Affiliate of the Company through the Vesting Date in order to have a right to payment of Performance Stock Units, the Performance Stock Units will not be considered earned until the Vesting Date, and except as may be specified otherwise in the Severance Plan, if your employment is terminated prior to the Vesting Date, you will forfeit all of the Performance Stock Units.
Capitalized terms defined in the 2025 Plan and used in this Agreement without definition have the meaning specified in the 2025 Plan.
THE TERMS AND CONDITIONS ON THE PAGES FOLLOWING THIS SIGNATURE PAGE, INCLUDING ANY APPENDIX, ARE AN INTEGRAL PART OF THIS AGREEMENT AND ARE INCORPORATED HEREIN BY THIS REFERENCE. BY SIGNING BELOW YOU ACKNOWLEDGE THAT YOU HAVE READ, UNDERSTAND AND AGREE TO BE BOUND

BY SUCH TERMS AND CONDITIONS. FAILURE TO SIGN WILL RESULT IN FORFEITURE OF THE PERFORMANCE STOCK UNITS.

Date:
WOLFSPEED, INC.:	ACCEPTED AND AGREED TO:

PERFORMANCE STOCK UNIT AWARD AGREEMENT
TERMS AND CONDITIONS
1.Forfeiture of Performance Stock Units for Awards Not Timely Accepted. The grant of the Performance Stock Units is conditioned upon and subject to your accepting the Performance Stock Units by signing and delivering to the Company this Agreement, or otherwise electronically accepting the Performance Stock Units, no later than the first date the Performance Stock Units are scheduled to vest pursuant to this Agreement. In the event of your death or incapacitation prior to accepting the Performance Stock Units, the Company will deem the Performance Stock Units as being accepted. If you fail to accept the Performance Stock Units within the time described above, you will forfeit the Performance Stock Units.
2.Payment. Subject to the terms of the 2025 Plan, this Agreement and, if applicable, the Severance Plan, within 30 days after the Determination Date (except as provided otherwise in Section 19 below), the Company shall issue you a number of Shares determined by multiplying the Total Units Granted by the Payout Level.
The Company shall make payment to you by delivery to you (or, in the event of your death, to your estate or, if the Committee establishes a beneficiary designation procedure pursuant to Article 12 of the 2025 Plan, to any beneficiary that you have designated pursuant to such procedure) one or more certificates for a number of Shares equal to the number of Shares issuable to you on such date or in the Company’s discretion may cause such Shares to be deposited in an account maintained by a broker designated by the Company.
3.Responsibility for Taxes.
(a)For purposes of this Agreement, “Tax-Related Items” means any or all income tax, social insurance tax, payroll tax, payment on account or other tax-related items that may be applicable to the Performance Stock Units by law or regulation of any governmental authority, whether federal, state or local, domestic or foreign. Regardless of any action the Company takes with respect to withholding Tax-Related Items, you acknowledge that you are ultimately responsible for all Tax-Related Items and that such Tax-Related Items may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Stock Units, including, without limitation, the grant, vesting or payment with respect to the Performance Stock Units, the subsequent sale of Shares and the receipt of any dividends or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance Stock Units to reduce or eliminate your liability for Tax-Related Items or to achieve any particular tax result. Furthermore, if you have become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, you acknowledge that the Company and/or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. If permissible under local law and at your election, the Company will satisfy this condition pursuant to the withholding of Shares consistent with the “Share Withholding” provisions under Article 14.2 of the 2025 Plan. The Company, in its discretion, may authorize alternative arrangements, including, if permissible under local law, the Company’s selling or arranging to sell Shares that you acquire under the 2025 Plan. In any event, to the extent this condition is not otherwise satisfied, you authorize the Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Employer.
(c)Depending upon the withholding method, the Company or the Employer may withhold or account for Tax- Related Items by considering applicable minimum or maximum statutory withholding amounts or other applicable withholding rates. In the event Tax-Related Items are over-withheld, you will receive a refund in cash for any over-withheld amounts and will have no entitlement to the Shares equivalent. If the obligation for Tax-Related Items is satisfied by withholding of Shares, you shall be deemed, for tax purposes, to have been issued the full number of Shares, notwithstanding that a number of Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the 2025 Plan.
(d)You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the 2025 Plan that cannot be satisfied by the means previously described. The Company may refuse to make payment with respect to the Performance Stock Units if you fail to comply with your obligations in connection with the Tax- Related Items.
4.Transfer of Performance Stock Units. The unvested Performance Stock Units and any rights under any Performance Stock Unit may not be assigned, pledged as collateral or otherwise transferred, except as permitted by the 2025 Plan, nor may they be subject to attachment, execution or other judicial process. In the event of any attempt to assign, pledge or otherwise dispose of a Performance Stock Unit or any rights under a Performance Stock Unit, except as permitted by the 2025 Plan, or in the event of the levy of any attachment, execution or similar judicial process upon the rights or interests conferred by a Performance Stock Unit, the Committee may in its discretion terminate a Performance Stock Unit by notice to you.
5.Rights Prior to Vesting of Shares.
(a)You will have no rights as a shareholder with respect to any Shares issuable under the Performance Stock Units, including but not limited to voting rights or rights to dividends or dividend equivalents, until such Shares have been duly issued by the Company or its transfer agent pursuant to the vesting and payment of the Performance Stock Units.

(b)In the event of a change in capitalization within the meaning of Article 4.4 of the 2025 Plan, the number and class of Shares or other securities that you are entitled to pursuant to this Agreement shall be appropriately adjusted or changed as determined by the Committee to reflect the change in capitalization, provided that any such additional Shares or additional or different shares of securities shall remain subject to the restrictions in this Agreement.
6.Termination of Service: For purposes of this Agreement, “Termination of Service” will have the meaning as prescribed by Treasury Regulation § 1.409A-l(h)(l)(ii) under Section 409A of the Internal Revenue Code, as such meaning may be amended from time to time. Except as determined otherwise by the Committee or as provided in the Severance Plan, you will not be deemed to have incurred a Termination of Service if the capacity in which you provide services to the Company changes (for example, you change from being a non-employee director to being an employee or you change from being an employee to a consultant) or if you transfer employment among the various subsidiaries or Affiliates of the Company constituting the Employer, so long as there is no interruption in your provision of services to the Company or other Employer as an employee or as a non-employee member of the Board of Directors of the Company. The Committee, in its discretion, will determine whether you have incurred a Termination of Service. You will not be deemed to have incurred a Termination of Service during a period for which you are on military leave, sick leave, or other leave of absence approved by the Employer.
7.Detrimental Activity. Except as prohibited by applicable law, the Committee in its sole discretion may cancel and cause to be forfeited any Performance Stock Units not previously vested or released under this Agreement if you engage in any “Detrimental Activity” (as defined below). In addition, if you engage in any Detrimental Activity prior to or within one (1) year after your Termination of Service, the Committee in its sole discretion may require you to pay to the Company the amount of all gain you realized from any vesting of the Performance Stock Units under this Agreement (subject to any lookback period or similar limits imposed by applicable law), provided that the Committee gives you notice of such requirement within one (1) year after your Termination of Service. In that event, the Company will be entitled to set off such amount against any amount the Company owes to you, in addition to any other rights the Company may have. For purposes of this section:
(a)“Company” includes Wolfspeed, Inc. and all other Employers under the 2025 Plan.
(b)“Detrimental Activity” means that you have engaged in activity that breaches the terms of any restrictive covenants in any agreement between you and the Company, including without limitation the most recent version of the Employee Agreement Regarding Confidential Information, Intellectual Property, and Noncompetition in effect for you as of the relevant date. If no such agreement exists, then “Detrimental Activity” shall mean any of the following conduct, as determined by the Committee in good faith;
(i)the performance of services for any Competing Business (as defined below), whether as an employee, officer; director, consultant, agent, contractor or in any other capacity except to the extent expressly permitted by any written agreement between you and the Company;
(ii)the unauthorized disclosure or use of any trade secrets or other confidential information of the Company any attempt to induce an employee to leave employment with the Company to perform services elsewhere;
(iii)any attempt to cause a customer or supplier of the Company to curtail or cancel its business with the Company; or
(iv)or any act of fraud, misappropriation, embezzlement, or tortious or criminal behavior that adversely impacts the Company.
(c)“Competing Business” as used in Section 7(b)(i) means any corporation, partnership, university government agency or other entity or person (other than the Company) engaged in any part of the Company’s Business, including the development, manufacture, marketing, distribution, research, or sale of any product, service, or technology that Company is developing, manufacturing marketing, distributing researching or selling as of the date of your Termination of Service. As of the date of this Agreement, you acknowledge that the Company’s Business includes the following products, services, and technologies: (1) silicon carbide (SiC) materials for electronic applications, (2) SiC materials for gemstone applications, (3) AIII nitride materials for electronic applications, (4) power semiconductor devices made using SiC and/or AIII nitride materials and components and modules incorporating such devices, (5) radio frequency (RF) and microwave devices made using SiC, silicon and/or AIII nitride materials and components and modules incorporating such devices, and (6) other semiconductor devices made using SiC and/or AIII nitride materials and components incorporating such devices. You acknowledge that during your employment or other relationship with the Company the Company’s Business may expand or change and, you agree that any such expansions and changes shall expand or contract the definition of the Company’s Business accordingly.
8.Provisions of the 2025 Plan. The provisions of the 2025 Plan are incorporated by reference in this Agreement as if set out in full in this Agreement To the extent that any conflict may exist between any other provision of this Agreement a provision of the 2025 Plan, and the applicable provisions of the Severance Plan, if any, the applicable provisions of the Severance Plan shall control. To the extent that any conflict may exist between any other provision of this Agreement and a provision of the 2025 Plan, the applicable provisions of the 2025 Plan shall control. All decisions of the Committee with respect to the interpretation, construction and application of the 2025 Plan or this Agreement shall be final, conclusive and binding upon you and the Company.
9.Data Privacy Notice and Consent. The Company is located at 4600 Silicon Drive, Durham, North Carolina, 27703, United States of America and grants RSUs under the 2025 Plan to employees of the Company and its subsidiaries in its sole discretion. In conjunction with the Company’s grant of the RSUs under the 2025 Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices (“Personal Data Activities”). In accepting the grant of the RSUs, you expressly and explicitly consent to the Personal Data Activities as described herein.
(a)Data Collection, Processing and Usage. The Company collects, processes and uses your personal data, including your name, home address, email address, and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all RSUs or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in your favor, which the Company receives from you or the Employer. In granting the RSUs under the 2025 Plan, the Company will collect your personal data for purposes of allocating Shares and implementing. administering and managing the 2025 Plan. The Company’s legal basis for the collection, processing and usage of your personal data is your consent.
(b)Stock Plan Administration Service Provider. The Company transfers your personal data to E*TRADE Financial Corporation and its affiliates, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the 2025 Plan (the “Stock Plan Administrator”). In the future, the Company may select a different Stock Plan Administrator and share your personal data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for you to receive and trade Shares acquired under the 2025 Plan. You will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to your ability to participate in the 2025 Plan.
(c)International Data Transfers. The Company and the Stock Plan Administrator are based in the United States. You should note that your country of residence may have enacted data privacy laws that are different from the United States. The Company’s legal basis for the transfer of your personal data to the United States is your consent.
(d)Voluntariness and Consequences of Consent Denial or Withdrawal. Your participation in the 2025 Plan and your grant of consent is purely voluntary. You may deny or withdraw your consent at any time. If you do not consent, or if you later withdraw your consent, you may be unable to participate in the 2025 Plan. This would not affect your existing employment or salary; instead, you merely may forfeit the opportunities associated with the 2025 Plan.
(e)Data Subjects Rights. You may have a number of rights under the data privacy laws in your country of residence. For example, your rights may include the right to (i) request access or copies of personal data the Company processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in your country of residence, and/or (vi) request a list with the names and addresses of any potential recipients of your personal data. To receive clarification regarding your rights or to exercise your rights, you should contact your local human resources department.

10.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Performance Stock Units granted under this Agreement by electronic means or to request your consent to participate in the 2025 Plan by electronic means. By signing this Agreement, you consent to receive such documents by electronic delivery and, if requested, to agree to participate in the 2025 Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Signed documents delivered to either party via facsimile or in portable document format will have the same effect as an original, unless otherwise required by applicable law.
11.General.
(a)Nothing in this Agreement will be construed as constituting a commitment, agreement or understanding of any kind that the Employer will continue your service relationship nor to limit or restrict either party’s right to terminate the service relationship.
(b)This Agreement shall be binding upon and inure to the benefit of you and the Company and upon our respective heirs, executors, administrators, representatives, successors and permitted assigns. You may not assign any rights under this Agreement without the written consent of the Company, which it may withhold in its sole discretion; any such attempted assignment without the Company’s written consent shall be void. The Company may assign its rights under this Agreement at any time upon notice to you.
(c)Notices under this Agreement must be in writing and delivered personally by electronic transmission or by a reputable domestic or international carrier (postage prepaid and return receipt or proof of delivery requested), and, in the case of notices to the Company, unless otherwise provided herein, addressed to its principal executive offices to the attention of the 2025 Plan administrator, and, in your case, addressed to your address as shown on the Employer’s records.
(d)This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of law provisions thereof, as if made and to be performed wholly within such State. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Performance Stock Units or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Delaware, agree that such litigation shall be conducted in the courts of the State of Delaware, or the federal courts for the United States for the District of Delaware, and no other courts, where the award of the Performance Stock Units is made and/or to be performed.
(e)No amendment or modification of this Agreement shall be valid unless the same is in writing and signed by you and by an authorized executive officer of the Company. If any provision of this Agreement is held to be invalid or unenforceable, such determination shall not affect the other provisions of the Agreement and the Agreement shall be construed as if the invalid or unenforceable provision were omitted and a valid and enforceable provision, as nearly comparable as possible, substituted in its place.

(f)This Agreement, the 2025 Plan, and the applicable Severance Plan, if any, set forth all of the promises, agreements and understandings between you and the Company relating to the Performance Stock Units evidenced by this Agreement. This Agreement supersedes any and all prior agreements or understandings, whether oral or written, with respect to the Performance Stock Units evidenced by this Agreement unless otherwise specified in the Agreement.
(g)Shares issued upon settlement of the Performance Stock Units may be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the U.S. Securities and Exchange Commission (“SEC”), any stock exchange or trading system upon which the Company’s common stock is listed or traded, and any applicable federal or state laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.
(h)You agree that each Performance Stock Unit evidenced by this Agreement serves as additional, valuable consideration for your obligations, if any, undertaken in any existing agreement between you and the Employer regarding confidential information, noncompetition, nonsolicitation or similar covenants, including without limitation the most recent version of the Employee Agreement Regarding Confidential Information, Intellectual Property, and Noncompetition in effect for you as of the relevant date.
(i)You acknowledge, represent and warrant to the Company, and agree with the Company, that, except for information provided in the Company’s filings with the SEC and in the Company’s current prospectus relating to the 2025 Plan: (i) you have not relied and will not rely upon the Committee, the Company, an Employer or any employee or agent of the Company or an Employer in determining whether to accept the Performance Stock Units, or in connection with any disposition of Shares obtained pursuant to settlement of the Performance Stock Units, or with respect to any tax consequences related to the grant of the Performance Stock Units or the disposition of Shares obtained pursuant to settlement of the Performance Stock Units; and (ii) you will seek from your own professional advisors such investment, tax and other advice as you believe necessary.
(j)You acknowledge that you may incur a substantial tax liability as a result of the Performance Stock Units. You assume full responsibility for all such consequences and the filing of all tax returns and related elections you may be required or find desirable to file. If you are required to make any valuation of Performance Stock Units or Shares obtained pursuant to settlement of Performance Stock Units under any federal, state or other applicable tax law, and if the valuation affects any tax return or election of the Company or the Employer or affects the Company’s financial statement reporting, you agree that the Company may determine the value and that you will observe any determination so made by the Company in all tax returns and elections filed by you.

(k)You acknowledge that copies of the 2025 Plan and 2025 Plan prospectus are available upon written or telephonic request to the Company’s 2025 Plan administrator.
12.Severability. The provisions of this Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
13.Nature of Grant. In accepting this grant, you acknowledge, understand and agree that:
(a)the 2025 Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless expressly provided otherwise in the 2025 Plan or the Agreement;
(b)the grant of the Performance Stock Units is voluntary and does not create any contractual or other right to receive future grants of Performance Stock Units, or benefits in lieu of Performance Stock Units, even if Performance Stock Units have been granted repeatedly in the past;
(c)all decisions with respect to future grants of Performance Stock Units, if any, will be at the sole discretion of the Company;
(d)your participation in the 2025 Plan is voluntary;
(e)your participation in the 2025 Plan will not create a right to employment with the Company or the Employer and will not interfere with the ability of the Company, the Employer or any subsidiary or Affiliate to terminate your employment or service relationship at any time;
(f)if you are employed by a non-U.S. entity and provide services outside the U.S., the Performance Stock Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to your Employer, and they are outside the scope of your employment or service contract, if any, with your Employer;
(g)the grant of the Performance Stock Units is not intended to replace any pension rights or compensation;
(h)the grant of the Performance Stock Units is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(i)the grant of the Performance Stock Units and your participation in the 2025 Plan will not be interpreted to form an employment or service contract or relationship with the Company, the Employer or any subsidiary or Affiliate of the Company;
(j)the future value of the Performance Stock Units is unknown and cannot be predicted with certainty;
(k)no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Stock Units resulting from termination of your employment or service relationship by the Company or the Employer (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and, in consideration of the grant of the Performance Stock Units, to which you otherwise are not entitled, you irrevocably agree, (i) never to institute any such claim against the Company, the Employer, or any subsidiary or Affiliate of the Company, (ii) to waive your ability, if any, to bring any such claim, and (iii) to release the Company and the Employer and any subsidiary or Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the 2025 Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims;
(l) to execute the Release, as defined in the applicable Severance Plan, if any;
(m)the grant of the Performance Stock Units and the benefits under the 2025 Plan, if any, will not automatically transfer to another company in the case of a merger, takeover, or transfer of liability;
(n)neither the Company, the Employer nor any subsidiary or Affiliate of the Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Performance Stock Units or of any payments due to you pursuant to the subsequent sale of any Shares acquired upon the vesting of the Performance Stock Units; and
(o)this award and any other award(s) granted under the 2025 Plan on the Grant Date are intended to fulfill any and all agreements, obligations or promises, whether legally binding or not, previously made by the Company or another Employer under the 2025 Plan to grant you the Performance Stock Units or other rights to common stock of the Company. By signing this Agreement, you accept such awards, along with all prior awards received by you, in full satisfaction of any such agreement, obligation or promise.
14.No Advice Regarding Grant. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding your participation in the 2025 Plan or sale of Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the 2025 Plan before taking any action related to the 2025 Plan.

15.Compliance with Law. Notwithstanding any other provision of the 2025 Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Performance Stock Units or Shares, as applicable, the Company shall not be required to deliver the Performance Stock Units or any of the underlying Shares prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the SEC or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Performance Stock Units or any of the underlying Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance of the Performance Stock Units and Shares. Further, you agree that the Company shall have unilateral authority to amend the 2025 Plan and the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.
16.Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other participant.
17.Appendix. Notwithstanding any provisions in this Agreement, the Performance Stock Units shall be subject to any special terms and conditions set forth in any Appendix attached to this Agreement for your country to the extent that the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the 2025 Plan. Moreover, if you relocate to or from one of the countries included in any such Appendix, the special terms and conditions for the country you are moving from and/or the country you are moving to will apply to you to the extent that the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the 2025 Plan. If included, any such Appendix is incorporated in and constitutes part of this Agreement.
18.Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the 2025 Plan, on the Performance Stock Units and on any Shares acquired under the 2025 Plan, provided such requirements do not conflict with the Severance Plan, to the extent that the Company determines it is necessary or advisable in order to comply with local law or to facilitate the administration of the 2025 Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
19.Section 409A. The Performance Stock Units are intended to qualify for the “short-term deferral” exemption from Section 409A of the Code, and the provisions of this Agreement between you and the Company will be interpreted, operated and administered in a manner consistent with these intentions. The right to payment triggered by each installment vesting date or vesting event pursuant to this Agreement is intended to be a right to a separate payment for purposes of Section 409A of the Code. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, without your consent, to unilaterally amend or modify the 2025 Plan and/or this Agreement to ensure that the Performance Stock Units qualify for exemption from or comply with Section 409A of the Code; provided, however, that the Company makes no representations that the Performance Stock Units will be exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the Performance Stock Units. With respect to any amounts payable under this Agreement that are subject to Section 409A of the Code, (i) it is intended, and this Agreement will be so construed, that such amounts and the Company’s and your exercise of authority or discretion hereunder shall comply with the provisions of Section 409A of the Code so as not to subject you to the payment of interest and additional tax that may be imposed under Section 409A of the Code; (ii) any provisions of this Agreement that provide for payment of compensation triggered by your termination of employment other than on account of your death shall be deemed to provide for payment that is triggered only by your “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (a “Section 409A Separation from Service”), (iii) if you are a “specified employee” within the meaning of Treasury Regulation Section 1.409A-l(i) on the date of your Section 409A Separation from Service (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of such Section 409A Separation from Service or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Treasury Regulation Section 1.409A-l(i)), such compensation triggered by such Section 409A Separation from Service shall be paid to you six months following the date of such Section 409A Separation from Service (provided, however, that if you die after the date of such Section 409A Separation from Service, this six month delay shall not apply from and after the date of your death), and (iv) to the extent necessary to comply with Section 409A of the Code, the definition of change in control that applies under Section 409A of the Code shall apply under this Agreement to the extent that it is more restrictive than the definition of change in control that would otherwise apply. The Company will have no liability to you or to any other party if the Performance Stock Units, the vesting of the Performance Stock Units, delivery of Shares in payment of the Performance Stock Units or any other event hereunder that is intended to be exempt from or compliant with Section 409A of the Code, is not so exempt or compliant, or for any action taken by the Company with respect thereto.
20.Insider Trading/Market Abuse Laws. You acknowledge that, depending on your country, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Shares under the 2025 Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to consult with your own personal legal and financial advisors on this matter.
21.Clawbacks. You further acknowledge and agree that this Award and all Awards granted pursuant to the 2025 Plan (and payments and Shares in settlement of such Awards as well as any proceeds received from the disposition of such property) are subject to clawback by the Company to the extent provided in any policy, as amended from time to time, adopted by the Board, including the policy adopted to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Rule 10D-1 under the Act, and the NYSE’s or Nasdaq’s listing standards (as applicable).